Exhibit 10.3

Global Sales and Distribution Agreement

This Global Sales & Distribution Agreement (this "Agreement") is made and entered into:

- Between -

Dongguang Light Power New Energy S&T Co., Ltd (东莞市光能新能源有限公司), a company incorporated in the Peoples Republic of China, with Company Incorporation No: 441900000765901 (hereinafter referred as "DGLight"), and with its business address situated at 3/F, Gosun Technology Building, Nancheng District, Dongguan City, Guangdong Province, China. DGLight hereby appoints and authorizes its corporate representative Mr. Dai Jian Guo (戴建国), a Chinese national of Chinese ID No: 432421197006161671, to act, decide, transact, sign and represent DGLight in connection with this Agreement.

- and -

CGN Nanotech Limited ( 中国光能有限公司 ), a company incorporated in Hong Kong, with Company Incorporation No: 63741883-000-08-14-2 , and with its business address situated at Room 2201, 22/F, Malaysia Building, 50 Gloucester Road, Wanchai, Hong Kong (hereinafter referred as "CGNHK"). CGNHK hereby appoints and authorizes its corporate representative Mr. Loke Che Chan, Gilbert 陆志春 a Hong Kong resident of HKID No: P055662(2), to act, decide, transact, sign and represent CGNHK in connection with this Agreement.

WHEREAS AGREED THAT

DGLight and CGNHK shall be hereinafter referred to as a "Party" respectively, and as the "Parties" collectively, whereas agreed that:

A.	DGLight is a company incorporated in Peoples Republic of China, and is principally responsible for and involved in researching, developing, manufacturing, and selling Ceramic Nano Energy Efficient lighting products, covering florescent, tubes and street lamps (hereinafter referred as the "Products") in Mainland China.

B.	CGNHK is a company incorporated in Hong Kong and is principally responsible for and involved in marketing, promoting, market development, and selling of the Products in Global Territory excluding Mainland China. CGNHK, with the ability to expand in global markets, will provide a platform for DGLight to explore, build, develop and grow the Products in the market in the Global Territory.

C.	DGLight is willing to provide CGNHK with all the necessary technical support, products, consulting services and other commercial services during the term of this Agreement, utilizing its advantages in technology, human resources, and information, and CGNHK is willing to accept such services provided by DGLight or DGLight's designee(s) each on the terms set forth herein.

D.	Now, therefore, through mutual discussion, the Parties have reached the following agreements:

1.	Purpose of the cooperation

a)	The cooperation is on the basis of mutual trust and understanding. The objectives of this cooperation are to improve efficiency and achieve common goals for the Parties.

b)	The principles of this Agreement are based on voluntary, win-win, mutual benefit, confidentiality, and preserving of market integrity.

c)	The cooperation is to enhance the strength of both Parties, improve competitiveness and explore to build, develop and expand the sales performance of the Products in the Global Territory.

d)	This agreement is act as a framework, which will be the guidance of long-term cooperation and the basis of contracts in the future.

2.	Cooperation Methodology

a)	Both Parties establish the professional teams for exchange of sales and marketing information:

DGLight appoints, authorizes and commissions CGNHK the exclusive rights to market, sell and distribute the Products to markets in the Global Territory. According to this Agreement, both Parties confirmed that all countries around the world except Mainland China are exclusive sales and distribution regions for the Products and the corporations stated, indicated and confirmed in the Global Territory will be the target customers of CGNHK. CGNHK requires to seek for the demand in the countries according to the request of DGLight. DGLight receives information of the corresponding countries (or regions) from CGNHK and is liable to preserve the confidentiality of those information being received. DGLight should provide the products information (including technical specifications, advances and new products information) and products updates, if any, for CGNHK to strengthen and enhance its sales, market and distribution capability.

DGLight also appoints, authorizes and commissions CGNHK the exclusive rights to build a proper new brand name for the Products with global markets mindset and requirements in order to strengthen and provide a better penetration into the Global Territory.

During the cooperation period, CGNHK owns the exclusive rights to sell, market and distribute the Products to all countries around the world except Mainland China. DGLight is responsible to stop, refrain, or restrict any of its clients, located in the Mainland China, selling, marketing and distributing the Products in the Global Territory except Mainland China.

b)	Operation Methodology apply to both parties:

Based on the actual customers' situation, CGNHK can participate in bidding and quotations. In order to win the bids, with reference to the competitors' bids and orders, DGLight should offer, based on own situation, a reasonable purchasing price and delivery date to support the bid of CGNHK. DGLight cannot alter the offered price within the quotation period. Once CGNHK wins the bid, both Parties have to sign a separate purchase agreement based on the winning bid, such that to ensure the rights and obligations of both parties, the payment method, and other clauses in accordance with contract signed by CGNHK and bid customers.

Under this Agreement, if DGLight, through bidding or direct sales, enters contracts with third party in the Global Territory except Mainland China, DGLight is required to pay CGNHK a certain percentage of the contract remuneration (based on the project, subject to negotiation)

3.	Rights and obligations of CGNHK

a)	CGNHK is allowed to visit, review companies of DGLight, at least, annually, in order to understand and to monitor the production processes and level of labour skills.

b)	CGNHK can provide feedback and suggestion of DGLight's products for DGLight. DGLight should response to the related feedback and suggestion actively and as soon as possible.

c)	CGNHK has the rights to ask DGLight to provide after-sale services, if the Products are sold to customers in the Global Territory. Details terms and clauses are subject to negotiation.

d)	In consideration for the rights granted by DGLight to CGNHK, both parties hereby agree that a consideration of US$100 will be considered for the validity of this Agreement.

4.	Rights and obligations of DGLight

a)	With refer to the contract signed between DGLight and CGNHK, when CGNHK settles the payments according to the terms of contract, DGLight has the obligations to deliver the Products to CGNHK, or CGNHK's subsidiaries on a timely basis.

b)	DGLight shall provide a sufficient amount of sales, marketing and advertising materials of the Products, including but not limited to, product catalogues, product brochures, etc.

c)	Upon request from CGNHK, DGLight shall welcome the visit of CGNHK's customers at all times. DGLight agrees that CGNHK customers' information are confidential. DGLight shall not contact and disclose such information without the approval of CGNHK.

d)	DGLight shall response to the invitation of CGNHK on quoting and bidding matters as soon as possible.

e)	With refer to the contract signed between DGLight and CGNHK, DGLight is responsible to ensure the Products meet the quality standard requirement. DGLight shall also provide technical support and after-sale support to CGNHK without any delay.

5.	Confidentiality

Both parties shall keep confidential any non-public material or information with respect to the business, technology, financial conditions, and other aspects of the other party which it is aware of, or have access to, in signing or performing this Agreement (including written or non-written information, hereinafter the "Confidential Information"). Neither party shall disclose such Confidential Information to any third party other than to such party and its Contract Entity. Either party may use the Confidential Information only for the purpose of, and to the extent necessary for performing this Agreement; and shall not use such Confidential Information for any other purposes.

6.	Term and Effectiveness

The term of this Agreement commences from 18th November 2014 and ends 31st October 2024, and will automatically renew for another 5 years upon the expiration of this Agreement unless one party notifies the other party of its intention of non-renewal.

7.	Termination

This Agreement may be terminated by either party at any time by giving a written notice of thirty {30) days in advanced to the other party at the company registered address, or in the event that the other party commits a material breach of any provision of this Agreement and such other party fails to remedy such breach within thirty {30) days after receipt of written notice specifying the breach from the non-defaulting party.

8.	Dispute resolution and governing laws

In the event of any dispute with respect to the construction and performance of this Agreement, both Parties shall first resolve the dispute through friendly negotiations. In the event both Parties fail to reach an agreement on the dispute, then both parties agree that the validity, operation and performance of this Agreement shall be governed by and interpreted in accordance with the laws of Hong Kong, Special Administrative Region applicable therein (notwithstanding conflict of law rules), and the parties do expressly and irrevocably attorn to the jurisdiction of courts of Hong Kong with respect to any matter or claim, suit, action or proceeding arising under or related to this Agreement.

The Parties have caused their authorized representatives to execute this Global Sales & Distribution Agreement as of the date first above written.

Dongguan Light Power New Energy S&T Co., Ltd	CGN Nanotech Limited

东莞市光能新能源有限公司	中国光能有限公司

/s/ Jianguo Dai	/s/ Loke Che Chan,Gilbert
Legal Representative	Legal Representative
Jianguo Dai	Loke Che Chan, Gilbert
Date: 12th November 2014	Date: 12th November 2014